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Leafly Holdings Inc. (LFLY)

Third Quarter 2023 Earnings Call Transcript

November 9, 2023, 4:30 PM ET

Corporate Participants

Josh deBerge - Investor Relations

Yoko Miyashita - Chief Executive Officer

Suresh Krishnaswamy - Chief Financial Officer

Conference Call Participants

Seamus Cassidy - TD Cowen

Jason Helfstein - Oppenheimer

Casey Ryan - WestPark Capital

Daniel Kurnos - The Benchmark Company

PRESENTATION:

Operator:

Good afternoon. Thank you for attending the Leafly Third Quarter 2023 Earnings Call. My name is Victoria, and I will be your moderator today. [Operator Instructions]

I would now like to pass the conference over to your host, Josh deBerge.

Thank you. You may proceed, Josh.

Josh deBerge:

Good afternoon, and welcome to Leafly's Q3 2023 Earnings Call. Joining me on the call today are CEO, Yoko Miyashita; and CFO, Suresh Krishnaswamy. Today's prepared remarks have been recorded. After which, Yoko and Suresh will host a live Q&A. A copy of our press release, along with an accompanying earnings presentation can be found on our website at investor.leafly.com.

Today's call will contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding the services offered by Leafly, the markets in which Leafly operates; business strategies; performance metrics; industry environment; potential growth opportunities; and Leafly's projected future results and financial outlook and can be identified by words such as expect, anticipate, intend, plan, believe, seek or will. These statements reflect our views as of today only, should not be relied upon as representing our views at any subsequent date, and we do not undertake any duty to update these statements. Forward-looking statements, by their nature, address matters that are subject to risks and uncertainties that could cause actual results to differ materially from expectations, and we caution you not to place undue reliance on such statements.

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For a discussion of the material risks and other important factors that could affect our actual results, please refer to the risks discussed in today's press release, our annual report on Form 10-K filed with the SEC on March 29, 2023, and our other periodic filings with the SEC.

During the call, we will also discuss non-GAAP financial measures which are not prepared in accordance with Generally Accepted Accounting Principles. A reconciliation of the GAAP and non-GAAP results is included in our earnings press release which has been filed with the SEC and is also available on our website at investor.leafly.com.

With that, let me turn the call over to Yoko.

Yoko Miyashita:

Thank you, Josh. Good afternoon. Our third quarter results reflect our progress towards building a sustainable business in this evolving industry. With the strategic focus on profitability, we are driving revenue from a healthier, more resilient base of customers, which we believe will provide us with a stronger financial foundation in the long term. We're also carefully managing our expenses.

Adjusted EBITDA for Q3 was negative $200,000 ahead of our guidance. We had minimal cash burn and essentially ended the quarter flat with around $14.5 million. This operational rigor has enabled us to remain focused on our key objectives, strengthen our relationships with high-value clients, reduce retailer friction and continue to improve the consumer experience, solidifying Leafly as a leading destination for cannabis discovery and e-commerce.

Despite our progress in these areas, which I'll talk about in a minute, broader headwinds continue to pressure the industry. Cannabis markets are experiencing pain points of various types. First, retailers must solve for overall inflation and increased cost to operate a local business in today's environment as well as price compression in flower in many markets. These external factors are compounded by lack of access traditional banking and much-needed liquidity.

In addition, regulatory logjams in many markets are driving constraints in their businesses. All of these factors negatively affect their ability to spend on the Leafly platform and are also driving a continuation in out of business across our customer base. We also see market consolidation with operators and retailers unable to continue operating stand-alone in these constrained environments. These outside factors masked the growth taking place across the broad cannabis industry.

What gives us confidence in the long-term opportunity is that consumer demand for cannabis is unwavering and continues to grow. Estimates by Forbes show that legal cannabis sales in the U.S. are on track to reach $33 billion this year and are expected to grow to $50 billion by 2028. This is why we remain intently focused on strengthening the Leafly brand and nurturing our customer base as budget-constrained retailers continue to struggle.

Our team has spent the past many weeks reviewing accounts and their ability to pay and that work continues. We've made efforts to work collaboratively with our retailers, but in cases where they are unable to make payments or solidify a payment plan, we have had to make the difficult decision to remove them from our platform.

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The most significant regional impacts from these efforts have been in California and Oklahoma, and to a lesser degree in Oregon. While some of this work has immediate consequences for metrics such as ending retail accounts and revenue, we believe this is important and necessary work considering the current environment to ensure that we build our platform and reinforce our financial footing with healthy operators.

As a result, we ended Q3 with ending retail accounts of 4466, which is a decline from Q2. The majority of accounts that are no longer on the platform came from our long tail lower-paying retailers. Thus ARPA rose 15.5% quarter-over-quarter. We expect the rate of decline in ending retail accounts to moderate, but continue in the near term.

We're spending our time and attention focused on attracting and retaining stronger companies and are incentivizing retailers to shift subscriptions from evergreen to annual contracts. In addition, we've realigned our support costs. For the tier of our lower spend clients, we have implemented a more cost-optimized one-to-many service approach. This gives us the ability to take a more consultative approach with top-performing clients as we look to increase our share of wallet.

We also continue to find ways to bolster the value of the Leafly platform. This includes better monetization of our brand advertising products that we know deliver value. Also, by cross-training our sales force, we're now selling these ad products to a broader base of retailers as well as traditional brand customers. And we continue to make improvements to our suite of tools making several significant enhancements to our product to reduce retailer friction and drive orders, the single most important metric for retailers.

In September, we launched a new open API for order integration, allowing any cannabis point-of-sale system to seamlessly work with Leafly. This allows us to drive rapid scaling of order integration availability without reliance on additional Leafly resources. This breaks down barriers to integration, improved accessibility for both our customers and business partners and bolsters operational performance and efficiency for retailers. There are currently 50 POS systems that are using our order API, which means more than 2,800 retailers can seamlessly activate order integration functionality.

Deals continue to be a key component of the shopping experience. In Q3, we launched cart-based deals, allowing retailers and brands to apply discounts to an entire order and service that deal more easily to shoppers. We also made improvements to our ad functionality, introducing a tool that increases customization of ads across Leafly.

On the consumer experience side, we saw an increase in both the number of shoppers on the platform and in the number of orders placed year-over-year. That's the result of a more intentional focus on mid- to lower funnel efficiency and greater shopper conversion. We also enhanced our consumer life cycle management, which automates reorder notifications via e-mail and in-app push making it easier for consumers to order again based on their past purchase history.

We've made the shopping by effect experience better, and it is now easier for consumers to shop the strains most recently added to our comprehensive strain database. And of course, many of the improvements we have made to reduce retailer friction translate to improvements to the consumer experience as well.

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The market continues to show signs of evolving. We're celebrating the Ohio vote on Tuesday to legalize adult use, the 24th state to do so. Maryland legalized adult-use and had their first day of rec sales on July 1. We've seen great growth quarter-over-quarter in the market with a 33% increase in order volume and a 21% increase in revenue as we partnered with retailers to make the transition from medical to rec.

New York's long-awaited adult-use regulations went into effect in September, but the regulations greatly limited retailers' ability to market and promote their products and reduce consumers' ability to research and shop online. We challenged these limitations and under a temporary stay agreed to by the New York Attorney General's office, Leafly is able to offer paid advertising services, display retailer product pricing, and transmit orders to licensed legal retailers in New York. This win reinforces our commitment to give consumers information and resources to be informed shoppers and provide retailer's access critical channels to reach consumers. It also helps establish Leafly as a leader in the New York market.

And finally, in Q3, we have 2 very significant moments in the long journey of cannabis legalization at the federal level. That should relieve some of the operational challenges retailers in the U.S. have been facing.

In August, the U.S. Department of Health and Human Services formally recommended the rescheduling of cannabis to Schedule III under the Controlled Substances Act. And the Senate Banking Committee passed the SAFE Banking bill, team to build up for a full Senate vote. The challenges and opportunities that this evolving industry presents continue to keep us nimble and resilient. We remain focused on the growth and opportunity that lies ahead and have rightsized the business and are operating with rigor and focus as that opportunity develops.

We continue to bring value to retailers, brands and consumers, providing the technology they need to drive sales and e-commerce shopping experiences, ensuring that we remain an important and unique player in the local cannabis markets across North America.

Now I'll turn it over to Suresh.

Suresh Krishnaswamy:

Thank you, Yoko, and welcome, everyone. To reiterate what Yoko discussed, the cannabis industry continues to be rise with challenges. We continue to see retailers struggle with their own margins, and this has led to pressure on our business. Earlier this year, we shifted our priorities to invest in the areas of our business where we could realize the greatest return. This meant partnering more closely with our largest customers and improving our platform usability for consumers. We believe this is the right decision in this current market environment, and we will continue to focus on these priorities while being mindful of costs across the business.

Now to our results. In the third quarter, our revenue was $10.6 million, down 10.2% year-over-year. Retail revenue was $9.3 million and brand revenue was $1.3 million. Revenue for the quarter was lighter than expected due to the decline in retail ending accounts. These account declines were primarily related to customer budget constraints and Leafly's removal of nonpaying customers.

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In addition, we experienced a further softening in brand revenue. We have been diligently working on building a healthier customer base that includes improving our credit and collections processes over the last 2 quarters. We're supporting customers and helping them understand and optimize the value of our products to help their businesses succeed.

In some cases, we're assisting them in rightsizing services to match their tighter budgets. Ending retail accounts in Q3 were 4,466 compared to 5,637 at the end of Q3 '22. Most of the accounts coming off the platform are the longer tail, smaller retailers with lower ARPA. As a result of these smaller accounts coming off our site, coupled with the price increases in August, our retail ARPA in Q3 was up 16% year-over-year to $644.

Touching briefly on brands. We have not seen a pickup in the brands business but revenue in this area seems to be leveling out. Near term, we remain conservative on our estimates for this part of the business. We'll monitor brand spend performance in the upcoming holiday period as a possible indicator for the health of 2024 brand spend.

Continuing down the financial statement, our total gross margin in the third quarter improved to 89% compared to 87.1% a year earlier, primarily due to headcount reductions implemented in March. For operating expenses, Q3 totaled $10.9 million, down 33% year-over- year. We started 2023 with an increased focus on cost savings.

Through both headcount reductions and cost-cutting efforts this year, we've achieved meaningful results as seen in our operating expenses. Adjusted EBITDA for Q3 was negative $0.2 million, above the guidance we provided of negative $0.5 million.

Turning to the balance sheet. We ended the quarter with $14.5 million in cash, excluding restricted cash, the same level as last quarter, and we're targeting to end the year around similar levels in cash.

Now to our guidance. For Q4 '23, we expect revenue of around $9.5 million and an adjusted EBITDA of approximately negative $1.3 million. The fourth quarter revenue estimate primarily reflects a full quarter's impact of the lower ending retail account base.

We expect the decline in ending retail accounts to continue in the near term, but at a more moderate pace. In light of the difficult environment for cannabis and its impact on our top line, we are managing expenses very carefully and investing in relationships with our largest customers.

We're focusing on what we can control and remain committed to staying on the path of profitability. We will now open up the call for questions. Operator?

QUESTION-AND-ANSWER SESSION

Operator:

[Operator Instructions] Our first question comes from the line of Vivien Azer with TD Cowen.

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Seamus Cassidy:

This is Seamus Cassidy on for Vivien. I guess my first question, just any incremental color you can offer on how the price increase conversations went with retailers? Obviously, the top line was a bit below guide, and there's a pretty outsized loss in accounts. So any extra color you can provide there and maybe how things trended versus your expectations?

Yoko Miyashita:

Yoko, here. Thanks for the question. Let me just take a step back and set context of what we set out to do with the price increases. They were highly targeted, looking at specific markets performance within those markets as well as specific retailers. And we really painted the bull's eye for these on where we knew the market could support them. Factored into our forecast, we anticipated some churn as a result of that. And we -- all of that taken into consideration have come out ahead. So we're actually quite pleased with how the market has received our price increases.

Now what you will see is that we did report a higher churn across our lower-tier spend at lower value retailers. And that's consistent whether the reason was for budget reasons. And they've been the most susceptible in terms of market conditions and their ability to afford the price increases.

So we did see a higher rate of churn across that tier than others as it relates to the price increases. But overall, I'm actually really quite proud of the work that's been done, the targeted approach and how that's gone across our client base.

Seamus Cassidy:

That's helpful. And one more for me. I guess, maybe building on retail relationships, is there any early commentary you can offer on how new offerings like the API for order integration and scheduled delivery are trending? And I guess, should we expect this to help drive incremental spend with existing accounts in the near term? Or is this sort of just another offering that can help get new retailers onto the platform?

Yoko Miyashita:

One of the things we set out to do early this year was reduced friction for retailers. Why? Because that operational efficiency for retailers is cost savings. That's part of the value we drive for them. And in terms of the order of integration, continuing to just make that order, to pick up, flow that order to delivery flow seamless, we know that's important for retailers. It makes adoption of our platform easier.

And anything we can do to reduce time to ordering and friction in the pickup process is valuable. So we look at that as building the foundation for further monetization because when we can drive more orders more seamlessly that drives value, that's our basis for both for monetizing across our retail base.

Operator:

The next question comes from the line of Jason Helfstein with Oppenheimer.

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Jason Helfstein:

Two questions. One, are there any more expenses to cut or basically where it kind of bare-bones and effectively just need to kind of grow into positive cash flow? Question one.

And then number two, I would imagine you've been having conversations about with larger companies that you might want to merge with, sell to, et cetera. What are the -- are there things that those companies want you to do that you can't do yet, that would be like an impediment to kind of doing something. So maybe talk about that.

Suresh Krishnaswamy:

Jason, I'll take the first question there. We made significant reductions in operating expenses this year. Looking at it, Q3 was 33% lower year-over-year. Excluding stock-based comp, that's 36% lower. And we're managing the business to maintain a similar year-over-year savings for Q4 and going forward as well.

So we've seen significant improvement in both operating and adjusted EBITDA margins, especially relative to the last 2 years. So we're going to continue to manage the business to the bottom line. We're very focused on our cash balance, and we said we're looking to end the year at similar levels in cash.

We're always looking for opportunities to work more efficiently and optimize both headcount and spend in line with priorities. So we're going to continue to manage the business in line with our revenues. And I can say we're committed to staying on this path of profitability.

Yoko Miyashita:

As it relates to the second question, as it relates to how we work with non-endemic, I think our focus remains on execution and driving the business. We know that we play a unique role in this space, connecting consumers, retailers and brands with differentiated IP and data. And for us, it's bringing that to bear, driving value, monetization through our platform. Difficult times that we've seen in this space, vertical overall, but we believe that the long-term strategy for Leafly is really to remain focused on execution.

Operator:

Jason?

Jason Helfstein:

Yes, I don't have any more questions.

Operator:

Okay. I just want to double check. Our next question comes from the line of Casey Ryan with Westpark Capital.

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Casey Ryan:

Two questions, I think, to start off with. What does nonpaying mean? I'm just trying to get a sense of how long the cycle is for someone the sort of ultimately face the brick wall of not being able to access the platform? Is it sort of 30 days or 60 days or 90 days there? How do you structure that from a policy standpoint?

Suresh Krishnaswamy:

Sure. So what we've been doing over the last couple of quarters is being very proactive in sort of managing our accounts, especially relationships with customers as we go through this difficult environment. And so we've been focusing on payments, ability to pay. And all of this is really to support a healthier base of accounts.

So what this does mean is, we have stopped services from our accounts, and that was one of the contributors to our Q3 reduction in accounts. And what we're seeing in terms of nonpayment is some of our lowest ARPA accounts, especially across the structurally challenged markets, California, Oregon, Oklahoma, we signed up a good number of them in last year.

And coming into this year, we started to see as the environment changed, [Leafly] in the last quarter a lot of them were having increased challenges in terms of paying. So when we look at our processes, we tightened that up significantly in terms of numbers from 90 days going down to sub 60 days. It's very much a function of this environment and the fact that we are working very closely with these accounts to really help them understand the value of our platform, optimize their services and really work with them to be more successful using our platform within their budgets.

Casey Ryan:

Okay. Good. That's actually helpful. Sort of a grasp on time. Sort of a broader question, what do you think these accounts do when they're cut off from a platform like Leafly or some of the competitive platforms. What do you think their economic action is? I mean does that essentially put them out of business, do you think? Or do you think they sort of continue to destabilize the market with even lower pricing, even though their ability to market that lower pricing could be greatly diminished?

Yoko Miyashita:

Let me take a stab with that one. In terms of what they do, like what we also -- what we've often seen in the history of churn is that, they'll go off and they'll come back on when they have the ability to pay. And for us, it's about closing that cycle from churn to reactivation. That's something that we don't break down, but it's just a pattern we've seen, especially in that long tail.

So for us, we view that as an opportunity to accelerate that time to reactivation. And looking at what are lower price point offerings, what can we bring them on at a price that makes sense for them through difficult market conditions.

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So we're excited about being able to launch some of those win-back offers and bring customers back onto the platform at a price point that makes sense and that's cost efficient for us. That's really the sort of lesson that we're pulling through over tough market conditions over the last 18 months.

Casey Ryan:

Okay. Yes, that's actually sort of interesting. Okay. And then what can you say about, I guess, activity or sort of maybe account adds, I guess, I would say, in sort of newer states where we've seen good medical direct transition. I'm just curious of what we can say like, hey, is there some good news like -- or maybe there isn't great news in terms of Maryland and Missouri and states like that?

Like do you feel like as you look across the country, your markets -- you like do a sort of net positive account growth in some states, although, of course, the aggregates is negative, which is understandable, given the way you framed it. But yes, I'd love to...

Yoko Miyashita:

Absolutely. Absolutely. And that can be net account or that can be net spend growth, right? And that is so market by market. I think that's sort of the complexity, fascinating aspect of this industry overall. But we had shared some of the numbers, for example, with Maryland. And I'm so proud of the efforts in our activation in Maryland, where we started early the full rec sales, one. Got the demand-side levers going in terms of really cultivating that consumer audience, doing a lot more coverage being on the ground there.

And then starting to work with retailers as we were nearing that July 1 date. There is sort of a natural cycle to this and how the market develops at appropriate times for them to be pulling advertising levers.

But what we've been able to see is both new account activation in that market, but also really growing spend across retailers, leveraging this consultative approach that we brought -- that we've really focused on over the last year.

Casey Ryan:

Yes. Okay, good. That's really helpful. Probably the last question maybe for Suresh, just the bad debt expense ticked up, but it's understandable as you guys are in the process. Where do you think it goes from sort of the current levels sort of flattish? Or do you think it goes up as you continue to focus on the sort of long tail accounts further as we go into Q4 and Q1 of next year?

Suresh Krishnaswamy:

Casey, just to confirm. Were you -- was that a question on accounts? Or are we talking about...

Casey Ryan:

It was on bad debt expense?

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Suresh Krishnaswamy:

On the bad debt expense. Yes, absolutely. Sorry, it was just a little tough to hear. We have seen that pick up over the last couple of quarters. No question. I think in line with that, we have been very proactive in managing this, right? And some of the success that we have seen lately is going to filter through, as you know, with a lag.

So we're not looking for that or at this time to increase from these levels going into next year. We are looking to build a healthier revenue base as we go into 2024, right? So what we're trying to do, all of this is to build revenue from clients who are able to pay, who do pay and that ensures durability of revenue over time.

So we think our products are quite a bit of value to customers. So when they do move off the platform, we see they're putting themselves at a disadvantage. But we do know customers are going through a tough environment and people are making difficult decisions.

So what we're doing is working with them to optimize their spend within their budget. And at the same time, what we're seeing is, over time, as Yoko said, the ones that do have the ability to pay come back to the platform. And we've seen pretty good reactivation rates from accounts sort of gone off of the platform. So all this to say that the tighter management processes that we have put in place for bad debt are working, and we should start seeing that level off and tick down as we go into next year.

Operator:

The next question comes from the line of Dan Kurnos with Benchmark Company.

Daniel Kurnos:

Just following up on that, Suresh, we've been spending most of the call on this. But I guess hypothetically speaking, I mean, we've seen this really with Zillow is sort of focusing on kind of the top 20% of the market and filtering down and then obviously changing their pricing models over time and not exactly a clean comparison here.

But as you think about the market, I kind of just want to get your sense in terms of how much leverage do you still have with the top of the market? And if you were to focus yet even more of your time and effort on expanding ARPA with the top-tier retailers and drive more conversion to them, what that might look like, either from a growth or profitability perspective? And just the delta right now that you're seeing from maybe that next year trading down where you want to keep them on platform, but for whatever reasons, macro or they're just not good at running a business, how much trade down we're seeing? How much trade down pressure we're seeing at this point in time that might rebound if either market or legal conditions were to change?

Yoko Miyashita:

Dan, let me see if I can answer this from the perspective of we tend to talk about things in extremes, right? At the very top of the market, your largest MSOs, very bottom, your long tail smaller retailers. And our internal way of actually measuring and managing actually includes some of what

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we'll call sort of this mid-tier, they're multistate multi-store operators. And what we're seeing is a lot of opportunistic behavior in that segment that we get really excited about.

And if we break down some of the spend, we see a lot of activation where those players see the opportunity through a platform like Leafly, to get the word out, to get the brand recognition, to get the footfall in the stores.

So that sort of what I'll call mid-tier operator, that's really smartening up around optimization and efficiencies. Still you probably have gotten the most use out of that space over the course of this year. On the top end, think about those MSOs, these are your most sophisticated clients, highly focused on ROI and they've had very targeted strategies themselves in terms of markets they've abandoned or exited. And the conversations we're having there around how -- and very performance focused. So what are the products that can drive the performance that's measurable and how can they activate across markets where it makes sense to do so.

So I think that highly tailored approach is that necessary but to really see and drive the growth that we'd like to see out of that top segment.

On the loan side, I think we've talked about that enough to really communicate. Hey, it's just about bringing them on with the right product, right price point and the right support structure.

But watch, I am very optimistic about what we can do through this sort of 3 to 10 store operator size. And they've got -- they don't own massive market share in a large market like California, for example, but they're peppering -- they've got stores sort of throughout smaller but midsized markets.

And I think there's still a lot that we can do for that segment. But ultimately, whether you're talking about the highest level MSO or you're talking about the low tier, it's really about aligning the right product at the right price, at the right support structure and truly delivering and communicating and helping them understand the value that we create for them.

Daniel Kurnos:

Got it. That's really helpful. And I guess, Yoko, we talked about this a little bit last quarter. You mentioned it kind of briefly on the call today, just in terms of the consumer aspect, too, I mean being able to leverage higher conversion, better flow through.

And I know a lot of the focus right now is on retail -- reducing retailer friction, but it feels like there's still a lot of easy lift on your end that you can do or low-hanging fruit in terms of cart and other things to add, that could improve flow through? And maybe as those things come online, is that kind of the thought process on being able to reevaluate pricing models or further price hikes? Or I guess we just have to see how the market plays out.

Yoko Miyashita:

Yes and yes. But I think the comment I'd put through there is truly about communicating that value, right? We're just slightly different than traditional consumer marketplaces where you can do a take rate. So it's really about driving that value in the form of customer activation, consumer activation

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for that retailer and brand. So for us, the one thing -- sometimes you can miss is we're focused on reducing retailer friction. There is a mirroring benefit on the consumer side, making it easier for the consumer.

That's what drives stickiness for the Leafly platform as well. So we see those as two-sided wins, whenever we're implementing new features and helping that flow. Absolutely on the consumer side, the ability to improve and enhance that experience. And as you know, covering the space, in e-com. So broadly, lots of little things to test and learn and try and implement as we go.

Operator:

There are no additional questions waiting at this time. I would now like to pass the conference back to Yoko for further remarks.

Yoko Miyashita:

Thank you for joining us. We appreciate your time today, and we're looking forward to sharing our year-end results with you on our next call.

Operator:

That concludes today's call. Thank you for your participation and enjoy the rest of your day.